Exhibit 15.2

iTV MEDIA INC.

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2013

iTV MEDIA INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm	2 – 3

Consolidated Balance Sheet as of December 31, 2013	4 – 5

Consolidated Statement of Operations and Comprehensive Loss for the Year Ended December 31, 2013	6

Consolidated Statement of Shareholders’ Deficit for the Year Ended December 31, 2013	7

Consolidated Statement of Cash Flows for the Year Ended December 31, 2013	8 – 9

Notes to the Consolidated Financial Statements for the Year Ended December 31, 2013	10 – 45

Independent Auditor’s Report

To the Board of Directors of iTV Media Inc.:

We have audited the accompanying consolidated financial statements of iTV Media Inc. and its subsidiaries (collectively, the “Group”),which comprise the consolidated balance sheet as of December 31, 2013, and the related consolidated statement of operations and comprehensive loss, of shareholders’ deficit and of cash flows for the year then ended.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audit.  We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements.  The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error.  In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.  Accordingly, we express no such opinion.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.  We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of iTV Media Inc. and its subsidiaries at December 31, 2013, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The Group has history of operating losses and has negative working capital and accumulated deficit as of December 31, 2013. The accompanying consolidated financial statements have been prepared assuming that the Group will continue as a going concern based on the continuing financial support to iTV Media Inc. provided by a related party as described in Note 2 to the consolidated financial statements.

PricewaterhouseCoopers Zhong Tian LLP
Shanghai, People’s Republic of China

June 30, 2014

iTV MEDIA INC.

CONSOLIDATED BALANCE SHEET

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

		As of
	Note	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents		38,010,765
Restricted cash		3,027,325
Accounts receivable	4	3,049,862
Prepaid expenses and other current assets	5	7,569,015
Total current assets		51,656,967

Non-current assets:
Property and equipment, net	6	64,731,471
Goodwill	7	5,509,000
Intangible assets, net	8	2,634,547
Other non-current assets		698,901
Total non-current assets		73,573,919

Total assets		125,230,886

LIABILITIES
Current liabilities:
Accounts and notes payable		2,438,545
Taxes payable		230,655
Accruals and other liabilities	9	7,884,122
Convertible bonds	10	125,389,728
Total current liabilities		135,943,050

Convertible bonds	10	95,922,346
Other non-current liabilities		37,042
Total non-current liabilities		95,959,388

Total liabilities		231,902,438

iTV MEDIA INC.

CONSOLIDATED BALANCE SHEET (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

		As of
	Note	December 31, 2013
MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED SHARES:
Series A mandatorily redeemable convertible preferred shares, US$0.0001 par value; 9,600,000 authorized, issued and outstanding as of December 31, 2013 (Liquidation value: US$ 20,000,000 as of December 31, 2013)	11	156,557,700
Total mandatorily redeemable convertible preferred shares		156,557,700

SHAREHOLDERS’ DEFICIT
Ordinary shares (US$0.0001 par value; 22,000,000 shares authorized, 10,000,000 shares issued and outstanding as of December 31, 2013)	12	6,826
Additional paid-in capital	12	455,612
Accumulated other comprehensive loss		(2,214,647)
Accumulated deficit		(243,986,530)
Total iTV Media Inc. shareholders’ deficit		(245,738,739)

Non-controlling interests		(17,490,513)
Total shareholders’ deficit		(263,229,252)

Total liabilities, mandatorily redeemable convertible preferred shares and shareholders’ deficit		125,230,886

The accompanying notes are an integral part of these consolidated financial statements.

iTV MEDIA INC.

CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

		Year ended
	Note	December 31, 2013

Revenues		12,299,995

Cost of revenues		(31,913,999)
Gross loss		(19,614,004)

Operating expenses:
General and administrative		(41,746,874)
Product research and development		(20,996,249)
Sales and marketing		(19,018,781)
Total operating expenses		(81,761,904)

Loss from operations		(101,375,908)

Interest and financing costs		(11,245,022)
Other expenses, net		(15,000)
Loss before income taxes		(112,635,930)

Income taxes	13	—
Net loss		(112,635,930)

Net loss attributable to noncontrolling interests		13,814,336
Net loss attributable to iTV Media Inc.		(98,821,594)

Other comprehensive loss, net of tax
Foreign currency translation adjustment		3,770,193
Comprehensive loss		(108,865,737)

Comprehensive loss attributable to noncontrolling interests		13,814,336
Comprehensive loss attributable to iTV Media Inc.		(95,051,401)

The accompanying notes are an integral part of these consolidated financial statements.

iTV MEDIA INC.

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ DEFICIT

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

	Ordinary shares		Additional	Accumulated other comprehensive	Accumulated	Non- controlling	Total shareholders’
	Shares	Amount	paid-in capital	loss	deficit	interests	deficit
BALANCE AS OF JANUARY 1, 2013	10,000,000	6,826	—	(5,984,840)	(145,164,936)	(3,678,910)	(154,821,860)
Share-based compensation	—	—	455,612	—	—	—	455,612
Capital contribution by non-controlling interests	—	—	—	—	—	2,733	2,733
Foreign currency translation adjustment	—	—	—	3,770,193		—	3,770,193
Net loss	—	—	—	—	(98,821,594)	(13,814,336)	(112,635,930)
BALANCE AS OF DECEMBER 31, 2013	10,000,000	6,826	455,612	(2,214,647)	(243,986,530)	(17,490,513)	(263,229,252)

The accompanying notes are an integral part of these consolidated financial statements.

iTV MEDIA INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

		Year ended
	Note	December 31, 2013

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss		(112,635,930)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property and equipment		20,129,383
Amortization of intangible assets		471,108
Impairment of long lived assets		1,065,040
Bad debt allowance for other receivable		332,048
Accrued interest for convertible bonds		7,850,903
Stock-based compensation		455,612
Changes in operating assets and liabilities:
Accounts receivable		(2,922,744)
Prepaid expenses and other assets		(429,450)
Accounts payable		(2,052,476)
Tax payable		51,918
Accruals and other liabilities		(259,259)
Net cash used in operating activities		(87,943,847)

The accompanying notes are an integral part of these consolidated financial statements

iTV MEDIA INC.

CONSOLIDATED STATEMENT OF CASH FLOWS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

		Year ended
	Note	December 31, 2013

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment		(36,321,923)
Purchase of intangible assets		(61,779)
Cash paid for acquisition, net of cash acquired		(6,053,558)
Net cash used in investing activities		(42,437,260)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of convertible bonds		155,104,500
Capital contribution from non-controlling interests		2,733
Net cash provided by financing activities		155,107,233

Effects of foreign exchange rate changes on cash and cash equivalents		(2,414,475)

NET INCREASE IN CASH AND CASH EQUIVALENTS		22,311,651

Cash and cash equivalents at beginning of the year		15,699,114
Cash and cash equivalents at end of the year		38,010,765

SUPPLEMENTARY DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

Purchase of property and equipment financed by issuance of convertible bonds		23,848,134
Issuance of convertible bonds through converting from outstanding loans		10,828,152
Issuance of convertible bonds through converting from outstanding accounting payable		10,364,929

The accompanying notes are an integral part of these consolidated financial statements

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

1.                 ORGANIZATION AND NATURE OF OPERATIONS

iTV Media Inc. (“the Company”) was incorporated under the laws of the British Virgin Islands on April 1, 2010, as an exempted company with limited liability. The Company was formerly known as Stage Smart Limited and changed its name to iTV Media Inc. on January 11, 2011.

The Company and its subsidiaries engage in internet TV business by providing video programming services to retail consumer video platforms. As of December 31, 2013, the primary operations are conducted in China, Thailand and the United States of America. The accompanying consolidated financial statements include the financial statements of the Company, its subsidiaries and variable interest entities (“VIEs” or “VIE subsidiaries”) (collectively, the “Group”) as follows:

Name of subsidiaries	Place of incorporation	Date of incorporation/ acquisition	Relationship	Principal activities

iTV Media (HK) Ltd. (“iTV HK”)	Hong Kong	May 27, 2010	Wholly-owned subsidiary	Providing general and administrative services, Set-top boxes (“STBs”) rental, content distribution and treasury

iTV Media Technology (Beijing) Ltd. (“iTV BJ”)	Beijing, People’s Republic of China (“PRC”)	September 17, 2010	Wholly-owned subsidiary	Providing supporting services to ME Television Co., Ltd. (“MeTV”) and iTV.cn Inc.

iTV Media (TH) Ltd. (“iTV TH”)	Hong Kong	June 18, 2013	65%-owned subsidiary	Providing internet TV services to TOT Public Company Limited’s (“TOT”) subscribers in Thailand

ME Television Co., Ltd. (“MeTV”)	Thailand	June 14, 2011	Wholly-owned subsidiary of iTV TH	Providing internet TV services to TOT subscribers in Thailand

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

1.                 ORGANIZATION AND NATURE OF OPERATIONS (CONTINUED)

Name of subsidiaries	Place of incorporation	Date of incorporation/ acquisition	Relationship	Principal activities

UiTV Media Inc.	Canada	October 10, 2013	Wholly-owned subsidiary	Providing Chinese content via internet TV services to Canada subscribers (Business has not begun)

iTV.cn Inc.	The United States of America (“the U.S.”)	February 1, 2011	Wholly-owned subsidiary	Providing Chinese content via internet TV services to the U.S. and Canada subscribers

UiTV Corporation Ltd. (“UiTV”)	Beijing, PRC	July 30, 2013	VIE	Providing exhibition, telecommunication and internet TV services in China.

Beijing LHDS Advertising Ltd. (“LHDS”)	Beijing, PRC	July 30, 2013	VIE’s wholly owned subsidiary	Providing advertising service in China.

In November 2013, the Group decided to shut-down its commercial operations in the U.S., although certain management services will continue to be provided in the US. As part of this process, the Group terminated office leases in New York in July 2013 and in California in December 2013 without material lease termination penalties.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

2.                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)         Basis of presentation and liquidity

The consolidated financial statements of the Group have been prepared in accordance with the accounting principles generally accepted in the United States of America (“US GAAP”) for the year presented.

The Group incurred a net loss of RMB 112,635,930 during the year ended December 31, 2013.  As of December 31, 2013, the Group had an accumulated deficit of RMB 243,986,530 and a negative working capital of RMB 84,286,083.

The Group has secured a support letter from UTStarcom Holdings Corp. (“UTStarcom”), the preferred shares holder and the convertible bond holder of the Company, to ensure sufficient funding to support the continuing operations of the Group so as to enable the Group to meet its liabilities as they fall due and carry on the business for the next twelve months from the date of this report. In addition, management is seeking additional financing from a bank as well as other private and institutional investors to support the on-going operations of the Group.

The accompanying consolidated financial statements have been prepared assuming that the Group will continue as a going concern.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

2.                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(b)         Use of estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period.

Significant accounting estimates reflected in the Group’s consolidated financial statements mainly include, but are not limited to, revenue recognition, fair value of share-based compensation, allowance for doubtful accounts, , useful lives of intangible assets and property and equipment, impairment of goodwill and long lived assets, valuation of deferred tax assets as well as accounting and valuation of mandatorily redeemable preferred shares. Actual results could differ from these estimates.

(c)          Principles of consolidation

The consolidated financial statements include the financial statements of the Company, its subsidiaries and variable interest entity (“VIE”) subsidiaries. All significant transactions and balances between the Company, its subsidiaries and VIE subsidiaries have been eliminated upon consolidation.

A VIE is an entity in which the Company, or its subsidiary, through contractual arrangements, bears the risks of, and enjoys the rewards normally associated with, ownership of the entity, and therefore the Company or its subsidiary is the primary beneficiary of the entity.

A subsidiary is an entity in which the Company, directly or indirectly, controls more than one half of the voting power; has the power to appoint or remove the majority of the members of the board of directors (the “Board”); to cast majority of votes at the meeting of the Board or to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

2.                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(c)          Principles of consolidation (continued)

VIE Arrangements with UiTV

On July 30 2013, the Group gained control of UiTV Corporation (“UiTV”), which provides exhibition, internet information and communication services and its subsidiary Beijing LHDS Advertising Ltd., which provides advertising services, through contractual arrangements.

Under current Chinese regulations, there are restrictions on the percentage interest foreign or foreign-invested companies may have in Chinese companies providing value-added telecommunications services in China, which include the provision of Internet content, online games and wireless value-added services. In addition, the operation by foreign or foreign-invested companies of advertising businesses in China is subject to government approval. In order to comply with these restrictions and other Chinese rules and regulations, iTV BJ entered into a series of contractual arrangements for the provision of such services with UiTV and its subsidiary, Beijing LHDS Advertising Ltd. These companies are considered “variable interest entities” for accounting purposes, and are referred to collectively in this section as “VIEs.” The series of agreements entered between iTV BJ and the VIEs include the Exclusive Technical Support and Service Agreement; the Proxy Agreement; the Equity Interest Pledge Agreement; and the Exclusive Call Option Agreement.

Through the aforementioned agreements, iTV BJ has the power to direct the activities most significant to the economic performance of the VIEs and absorbs all, or substantially all, of the profits or losses. Under the requirements of ASC 810, the Group consolidates the financial statements of UiTV and Beijing LHDS Advertising Ltd.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

2.                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(c)          Principles of consolidation (continued)

As of December 31, 2013, the registered capital of the consolidated VIE was RMB 100,000,000.

The following condensed financial information of the Group’s consolidated VIE is included as below:

December 31, 2013
RMB

Total assets	1,444,887
Total liabilities	1,553,399

December 31, 2013
RMB

Net revenue	1,501,528
Net loss	779,124

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

2.                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(c)          Principles of consolidation (continued)

VIE Related Risks

Uncertainties in the PRC legal system could limit the Group’s ability to enforce these contractual arrangements the Group’s VIE and shareholders of its VIE if PRC government authorities or courts were to find that such contracts contravene PRC laws and regulations or are otherwise not enforceable for public policy reasons. In the event that the Group was unable to enforce these contractual arrangements, the Group would not be able to exert effective control over the affected VIE. Consequently, the VIE’s results of operations, assets and liabilities would not be included in the Group’s consolidated financial statements. If such were the case, the Group’s cash flows, financial position and operating performance would be materially adversely affected. The Group’s contractual arrangements with respect to its consolidated VIE are approved and in place. The Group’s management believes that such contracts are enforceable, and considers the possibility remote that PRC regulatory authorities with jurisdiction over the Group’s operations and contractual relationships would find the contracts to be unenforceable.

(d)        Foreign currency translation

The Group’s reporting currency is the Renminbi (“RMB”). An entity’s functional currency is the currency of the primary economic environment in which it operates, normally that is the currency of the environment in which it primarily generates and expends cash. Management’s judgment is essential to determine the functional currency by assessing various indicators, such as cash flows, sales price and market, expenses, financing and intercompany transactions and arrangements. The functional currencies of the Company, iTV HK and iTV TH are US$, whereas the functional currencies of the other subsidiaries are their respective local currencies.

Transactions denominated in currencies other than the respective entities’ functional currencies are re-measured into the functional currencies, in accordance with ASC 830, Foreign Currency Matters, using the exchange rates prevailing at the transaction dates. Monetary assets and liabilities denominated in foreign currencies are remeasured into functional currencies using the applicable exchange rates at the balance sheet date. Non-monetary items that are measured in terms of historical cost in foreign currency are remeasured using the exchange rates at the dates of the initial transactions. Exchange gains or losses are included in the consolidated statement of comprehensive loss.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

2.                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(d)        Foreign currency translation (continued)

Assets and liabilities are translated to the reporting currency at the exchange rates at the balance sheet date. Income and expense items are translated using the average rate for the year. Translation adjustments are recorded in other comprehensive loss within the consolidated statement of comprehensive income.

(e)         Fair value of financial instruments

Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be either recorded or disclosed at fair value, the Group considers the principal or most advantageous market in which it would transact, and it also considers assumptions that market participants would use when pricing the asset or liability.

The accounting guidance for fair value measurement requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The fair value hierarchy is as follows:

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

2.                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(e)         Fair value of financial instruments (continued)

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Financial assets and liabilities are measured and recognized at fair value on a recurring basis and classified under the appropriate level of the fair value hierarchy. The Level 1 financial instruments are cash and cash equivalents. The carrying values of the Group’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and other current liabilities, approximate their fair values due to the short term periods between inception and maturity.

(f)          Cash and cash equivalents

Cash and cash equivalents include cash on hand and demand deposits with banks, which are unrestricted as to withdrawal and use, and which have original maturities less than three months.

(g)         Restricted Cash

Restricted cash represents amounts held by a bank as security for letters of credit facilities and performance bond and, therefore, are not available for the Group’s use. The restriction on cash is expected to be released within the next twelve months.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

2.                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(h)        Accounts receivable, net

The carrying value of accounts receivable is reduced by an allowance that reflects the Group’s best estimate of the amounts that will not be collected. The Group makes estimates for the collectability of accounts receivable considering many factors including, but not limited to, reviewing delinquent accounts receivable, performing aging and customer credit analysis and analyzing historical bad debt records and financial conditions of the Group’s customers resulting in their inability to make payments due to the Group.

(i)            Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and impairment loss, if any. Property and equipment are depreciated over their estimated useful lives on a straight-line basis. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives of the related assets. Property and equipment have no estimated residual value.

The estimated useful lives are as follows:

Useful lives
STBs not in use	3 years
STBs installed at subscriber sites	3 years
Computer equipment and servers	3 years
Office equipment	3 years
Leasehold improvements	Shorter of the estimated useful life or lease term

The cost of maintenance and repairs is expensed as incurred. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation and amortization are removed from their respective accounts, and any gain or loss on such sale or disposal is reflected in income from operations.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

2.                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(j)           Goodwill

Goodwill represents the excess of the purchase price over the fair value of the identifiable net assets acquired in an acquisition accounted for as a purchase. Goodwill is carried at cost. In accordance with ASC 350-20, Intangibles-Goodwill and Other, the Group is required to test goodwill for impairment on an annual basis and in certain circumstances in between annual tests, and to write-down the goodwill when impaired. The Group’s impairment review process compares the fair value of the reporting unit in which the goodwill resides to its carrying value. The Group has determined that there is only one reporting unit for purposes of completing its ASC 350-20 analysis.

Management performed a qualitative assessment and concluded that the fair value exceeded the carrying amount, thus no impairment loss was recorded for the years ended December 31, 2013.

(k)        Intangible assets

Intangible assets are carried at cost less accumulated amortization and impairment loss, if any. Movie copyright is amortized on a double declining balance basis and other intangible assets are amortized using the straight-line method over the estimated economic life as below:

Useful lives
iTV Domain Name	20 years
Software License	10 years
Trademark	10 years
Copyright	3 years

The estimated life of amortized intangibles is reassessed if circumstances occur that indicate the life has changed.

(l)            Impairment of long-lived assets

The Group evaluates the recoverability of property and equipment, intangible assets and other non-current assets for possible impairment whenever triggering events or circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of these assets is measured by a comparison of the carrying amounts to the future undiscounted cash flows the assets are expected to generate. If such review indicates that the carrying amount of property and equipment, intangible assets and other non-current assets is not recoverable, the carrying amount of such asset is reduced to fair value.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

2.                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(m)    Revenue recognition

Consistent with the criteria under ASC topic 605 (“ASC 605”), Revenue Recognition, the Group recognizes revenue from sales of these services when there is a signed sales agreement with fixed or determinable fees, services have been provided to the customer and collection of the resulting customer’s receivable is reasonably assured.

The Group engages primarily in internet TV business by providing internet TV programming services and STB rental services to retail consumers through business partners. For the year ended December 31, 2013, the group provided internet TV programming services and STB rental services mainly to one customer, As of December 31, 2013, revenue earned from this customer was RMB 10,304,161, of which RMB 2,565,816 was outstanding in accounts receivables. Further the Group also provides non-core services such as advertising and marketing activities, or IT consulting and technical services, of which service revenues are recognized. These non-core services are not significant to the operations of the Group as a whole. The recognition of each revenue streams is as below:

Service Revenue — STB and Content. The Group has entered into an agreement with a telecommunications operator in Thailand, TOT, to provide STB rental and internet TV programming and contents service to TOT’s broadband service subscribers. The Group accounts for the revenue on a net basis as TOT is the primary obligor in the arrangement, given the Group does not have a direct contractual relationship with the end subscribers and TOT  has the power to set the price  for the services provided to its broadband service subscribers..  Thus revenues for these services are recognized over the periods as the services are provided and  the statements of revenues from TOT are received.

Service Revenue — Advertising and marketing. The Group recognizes revenue of advertising and marketing service over the period the related services are provided.

Service Revenue — IT consulting and technical service. The Group recognizes revenue from the provision of IT consulting and technical service over the period the related services are provided.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

2.                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(n)        Cost

Cost of revenues consists primarily of depreciation of STBs, cost of WIFI cards, amortization of content licenses, business taxes and surcharges and related costs of operations.

The Company incurs business taxes and surcharges in connection with the provision of technical services in China. STBs are depreciated over 3 years and content licenses are amortized over their contract terms.

(o)        Advertising costs

The Group expenses all advertising costs as incurred. Advertising expenditures, included in sales and marketing expenses, amounted to approximately RMB 517,095 for the year ended December 31, 2013.

(p)        Research and development expenses

Research and development costs are expensed as incurred.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

2.                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(q)        Income taxes

The Group adopted ASC 740, Income Tax, under which income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the tax consequences attributable to differences between carrying amounts of existing assets and liabilities in the financial statements and their respective tax basis, and operating loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Group classifies the deferred tax assets which are expected to be realized over one year in noncurrent assets. Generally accepted accounting principles require that the realizability of net deferred tax assets be evaluated on an ongoing basis. A valuation allowance is recorded to reduce the net deferred tax assets to an amount that is more likely than not to be realized. Accordingly, the Group considers various tax planning strategies, forecasts of future taxable income and its most recent operating results in assessing the need for a valuation allowance. A valuation allowance is recorded where it is more likely than not that the loss carry-forwards and deferred tax assets will not be realized. The effect on deferred tax assets and liabilities arising from a change in tax rates is recognized in the statements of operations in the period of such change.

ASC 740 clarifies the accounting for uncertainty in income taxes recognized in the financial statements and prescribes a recognition threshold and a measurement attribute for financial statement recognition and measurement of tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement, but it prohibits any discounting of any of the related tax effects for the time value of money. The Group has elected to classify interest and penalties related to an uncertain tax position, if any and when required, as other expense.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

2.                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(r)            Employee social security and welfare benefits

The employees of the Company’s subsidiaries and VIE are entitled to social benefits in accordance with the relevant regulations of the countries in which these companies are incorporated.

The social benefits of the employees of the Company’s subsidiaries and VIE in the PRC include medical care, welfare subsidies, unemployment insurance and pension benefits.

The Company’s other subsidiaries in Hong Kong, Thailand and United States of America are also required to pay for employee social benefits based upon certain percentages of employees’ salaries in accordance with the relevant local regulations.

The Company’s subsidiary in Thailand is also required to pay 10-month salary to employees who retire.

Employee social benefits included as expenses in the accompanying consolidated statements of operations amounted to RMB 3,344,065 for the year ended December 31, 2013. The local governments where these subsidiaries are incorporated are responsible for the benefits and ultimate pension liabilities to employees.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

2.                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(s)           Share-based compensation

The Company accounts for the stock option granted to employees under provisions of ASC 718, “Stock Compensation”. In accordance with ASC 718, the Company determines whether a share option should be classified and accounted for as a liability award or equity award. All grants of share-based awards to employees classified as equity awards are recognized in the financial statements based on their grant date fair values which are calculated using an option pricing model. All grants of share-based awards to employees and directors classified as liability are remeasured at the end of each reporting period with an adjustment for fair value recorded to the current period expense in order to properly reflect the cumulative expense based on the current fair value of the vested rewards over the vesting periods. The Company has elected to recognize compensation expense on share-based awards with a service condition on a straight-line basis over the requisite service period, which is generally the vesting period.

In accordance with ASC 718, the Company applied the Black-Scholes option pricing model in determining the fair value of options granted.

ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from initial estimates. Share-based compensation expense was recorded net of estimated forfeitures such that expense was recorded only for those share-based awards that are expected to vest.

According to ASC 718, a change in any of the terms or conditions of stock options shall be accounted for as a modification of the plan. Therefore, the Company calculates incremental compensation cost of a modification as the excess of the estimated value of the modified option over the fair value of the original option immediately before its terms are modified, measured based on the share price and other pertinent factors at the modification date. For vested options, the Company would recognize incremental compensation cost in the period the modification occurs and for unvested options, the Company would recognize, over the remaining requisite service period, the sum of the incremental compensation cost and the remaining unrecognized compensation cost for the original award on the modification date.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

2.                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(t)            Comprehensive loss

The Company applies ASC 220, “Comprehensive Income”, with respect to reporting and presentation of comprehensive loss and its components in a full set of financial statements. Comprehensive loss comprises of net loss and foreign currency translation adjustments in the year ended December 31, 2013.

(u)         Profit appropriation and statutory reserves

The Company’s PRC subsidiaries are required to allocate at least 10% of their after-tax profits to a general reserve in accordance with the PRC accounting standards and regulations until the general reserve has reached 50% of the registered capital of each company. Appropriations to the enterprise expansion fund and staff welfare and bonus fund are at the discretion of the board of directors of the subsidiaries. These reserves can only be used for specific purposes and are not transferable to the Company in the form of loans, advances, or cash dividends.

(v)         Leases

Leases are classified at the inception date as either a capital lease or an operating lease. The Group did not enter into any material leases whereby it is the lessor for the year ended December 31, 2013. As the lessee, a lease is a capital lease if any of the following conditions exists: a) ownership is transferred to the lessee by the end of the lease term, b) there is a bargain purchase option, c) the lease term is at least 75% of the property’s estimated remaining economic life, or d) the present value of the minimum lease payments at the beginning of the lease term is 90% or more of the fair value of the leased property to the lessor at the inception date. A capital lease is accounted for as if there was an acquisition of an asset and an incurrence of an obligation at the inception of the lease.

All other leases are accounted for as operating leases wherein rental payments are expensed as incurred. The Group had no capital leases for the year ended December 31, 2013. Operating lease expenses recorded in the accompanying consolidated statements of comprehensive loss amounted to RMB 3,543,834 for the year ended December 31, 2013.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

3.                   RECENT ACCOUNTING PRONOUNCEMENTS

In March 2013, the FASB issued Accounting Standards Update (“ASU”) No. 2013-05, Parent’s Accounting for the Cumulative Translation Adjustment upon De-recognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity. This ASU requires the release of cumulative translation adjustments into net income when an entity ceases to have a controlling financial interest resulting in the complete or substantially complete liquidation of a subsidiary or group of assets within a foreign entity. The guidance will be effective prospectively for reporting periods beginning after December 15, 2013. The adoption of this update is not expected to have a material impact on our consolidated financial statements.

On April 22, 2013, the FASB issued Accounting Standards Update No. 2013-07, Presentation of Financial Statements (Topic 205): Liquidation Basis of Accounting. This guidance addresses when and how an entity should apply the liquidation basis of accounting. The amendments in this Update are being issued to clarify when an entity should apply the liquidation basis of accounting. In addition, the guidance provides principles for the recognition and measurement of assets and liabilities and requirements for financial statements prepared using the liquidation basis of accounting. The amendments apply to all entities that issue financial statements that are presented in conformity with U.S. GAAP except investment companies that are regulated under the Investment Company Act of 1940 (the 1940 Act). The amendments are effective for entities that determine liquidation is imminent during annual reporting periods beginning after December 15, 2013, and interim reporting periods therein. Entities should apply the requirements prospectively from the day that liquidation becomes imminent. Early adoption is permitted. The adoption of this update is not expected to have a material impact on our consolidated financial statements.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

3.                   RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED)

In July 2013, the FASB issued ASU No. 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carry-forward, a Similar Tax Loss, or a Tax Credit Carry-forward Exists. This ASU clarifies that an unrecognized tax benefit should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carry-forward, a similar tax loss, or a tax credit carry-forward if such settlement is required or expected in the event the uncertain tax position is disallowed. In situations where a net operating loss carry-forward, a similar tax loss, or a tax credit carry-forward is not available at the reporting date under the tax law of the applicable jurisdiction or the tax law of the jurisdiction does not require, and the entity does not intend to use the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The guidance will be effective prospectively for reporting periods beginning after December 15, 2013. The adoption of this update is not expected to have a material impact on our consolidated financial statements.

In April 2014, the FASB issued Accounting Standards Update No. 2014-08 “Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity”. The new guidance changes the criteria for reporting discontinued operations while enhancing disclosures in this area. Under the new guidance, only disposals representing a strategic shift in operations should be presented as discontinued operations. Those strategic shifts should have a major effect on the organization’s operations and financial results. Additionally, ASU 2014-08 requires expanded disclosures about discontinued operations that will provide financial statement users with more information about the assets, liabilities, income, and expenses of discontinued operations. The new guidance also requires disclosure of the pre-tax income attributable to a disposal of a significant part of an organization that does not qualify for discontinued operations reporting. ASU 2014-08 is effective for the Group in its first quarter of fiscal 2015. Early adoption is permitted, but only for disposals (or classifications as held for sale) that have not been reported in financial statements previously issued or available for issuance. The adoption of this update is not expected to have a material impact on our consolidated financial statements.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

3.                   RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED)

On May 28th 2014, FASB issued Accounting Standards Update No. 2014-09 “Revenue from Contracts with Customers (Topic 606).”  The new guidance aims to 1. remove inconsistencies and weaknesses in revenue requirements; 2. provide a more robust framework for addressing revenue issues; 3. improve comparability of revenue recognition practices across entities, industries, jurisdictions, and capital markets; 4. provide more useful information to users of financial statements through improved disclosure requirements; 5. simplify the preparation of financial statements by reducing the number of requirements to which an entity must refer. To meet those objectives, the FASB is amending the FASB Accounting Standards Codification® and creating a new Topic 606.  The core principle of the new guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps: Step 1: Identify the contract(s) with a customer. Step 2: Identify the performance obligations in the contract. Step 3: Determine the transaction price. Step 4: Allocate the transaction price to the performance obligations in the contract. And Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation. ASU 2014-09 is effective for the Company for annual reporting periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018.  The Group will evaluate the impact of the new revenue recognition guidance and will expect to adopt the guidance during the effective period.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

4.                   ACCOUNTS RECEIVABLE

December 31, 2013

Accounts receivable	3,049,862
Bad debt allowance	—

Account receivable, net	3,049,862

5.                   PREPAID EXPENSES AND OTHER CURRENT ASSETS

December 31, 2013

Other receivables	3,289,729
VAT-in	1,973,106
Employee advance	1,322,045
Prepaid rental	466,311
Prepaid others	317,482
Prepaid content cost	200,342

Total	7,569,015

For the year ended December 31, 2013, the Group provided bad debt allowance for other receivables of RMB 332,048 as the management is of opinion that the recoverability is low.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

6.                 PROPERTY AND EQUIPMENT, NET

Property and equipment and related accumulated depreciation were as follows:

December 31, 2013

STBs installed at subscriber sites	51,804,802
Computer equipment and servers	34,467,956
STBs not in use	6,232,633
Leasehold improvements	2,267,579
Office equipment and furniture	1,624,413
96,397,383

Less: Accumulated depreciation	(28,506,751)
Accumulated impairment	(3,159,161)

Total net book value	64,731,471

For the year ended December 31 2013, the Group provided impairment of STBs not in use of RMB 1,065,040 by charging to cost of sales as there is no foreseeable cash flow in from the utilization of these STBs. Depreciation expense was RMB 20,129,383 for the years ended December 31, 2013.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

7.                   GOODWILL

On July 30 2013, the Group gained control of UiTV Corporation (“UiTV”) and its subsidiary Beijing LHDS Advertising Ltd through contractual arrangements and gained 100% voting rights of UiTV. The total consideration of the acquisition was RMB 6,176,900 (US$ 1 million), and the Group assumed all the liabilities and potential liabilities of UiTV. The Group performed a valuation of the fair values of the designated assets to serve as a basis for allocation of the purchase price to the various accounts for financial reporting purposes in accordance ASC 805 and 350. No additional intangible asset was identified as of July 30, 2013. The Company recognized goodwill of RMB 5,509,000 for the excess of the purchase price over the estimated fair value of the identifiable net assets acquired of RMB 667,900.

Purchase Price Allocation

The final purchase price allocation results as of July 30, 2013 are set out below:

Purchase price	6,176,900

Less: Fair value of assets acquired
Cash	123,342
Accounts Receivable	376,838
Other receivable and pre-payments	1,451,463
Property plant and equipment	240,415
Intangible assets	17,090
Customer advances	(650,400)
Salaries payable	(31,909)
Taxes payable	(18,939)
Other payables	(840,000)

Fair value of net assets acquired	667,900

Goodwill	5,509,000

Goodwill represents the expected synergies from combining operations of the Company and UiTV, and other intangible benefits that would accrue to the Group that do not qualify for separate recognition. In accordance with ASC 805, goodwill is not amortized but is tested for impairment. As of December 31, 2013, no impairment was recorded for the periods presented and the fair value of the reporting unit is substantially in excess of the carrying value of the goodwill for 2013 annual goodwill impairment test. Goodwill is not deductible for tax purpose.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

8.                   INTANGIBLE ASSETS, NET

As of December 31, 2013, the Group’s intangible assets and related accumulated amortization consisted of the following:

	December 31, 2013
	Gross	Accumulated Amortization and impairment	Net

Intangible assets subject to amortization:
iTV Domain Name	686,516	(64,065)	622,451
Copyright	3,326,800	(1,485,030)	1,841,770
Software licenses	171,675	(17,339)	154,336
Trademarks	16,400	(410)	15,990

	4,201,391	(1,566,844)	2,634,547

The Group recorded amortization expense of RMB 471,108 for the year ended December 31, 2013.

9.                  ACCRUALS AND OTHER LIABILITIES

December 31, 2013

Other payables	3,649,385
Accrued salary and welfare	3,021,953
Advance from customers	775,057
Accrued expenses	437,727
Total	7,884,122

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

10.          CONVERTIBLE BONDS

On December 3, 2012, January 2, 2013, May 20, 2013, August 30, 2013, and November 30, 2013, the Company issued a series of convertible bonds, collectively referred to as “the Bonds” to UTStarcom HK Investment Holdings Ltd (“UTStarcom HK”) in order to raise funds for its continuing operations. The Bonds were issued with a principal amount of US$3,000,000 (phase I), US$5,000,000 (phase II), US$15,000,000 (phase III), US$5,000,000 (phase IV), US$5,555,074.16 (phase V), and US$1,788,402.60 (phase VI) respectively. Phases I to IV of the bonds were UTStarcom HK’s investment into the Company, of which cash was delivered upon the issuance of bonds. Phase V and VI of the convertible bonds were issued in exchange for the settlement of previously owed accounts payable and a short-term loan due to UTStarcom HK by the Company. The maturity dates for the Bonds per the initial contracts were December 31, 2013 (phase I), December 31, 2013 (phase II), May 31, 2014 (phase III), May 31, 2014 (phase IV), December 31, 2015 (phase V), and December 31, 2015 (phase VI) respectively. As subsequently described in this note, the maturity dates of certain convertible bonds were extended. The interest rates for the Bonds are all 6.5% per annum, compounded annually. Accrued interest on the Bonds shall be payable on each anniversary of the date hereof. All unpaid principal, together with any then unpaid and accrued interest shall be due and payable on the earlier of (i) the Maturity Date, (ii) an Event of Default. Upon 5 business days prior written notice to UTStarcom HK, the Company may prepay the Bonds in whole or in part upon mutual agreement by the Company and UTStarcom HK, provided that any such prepayment will be applied first to the payment of expenses due under the Bonds, second to interest accrued on the Bonds and third, if the amount of prepayment exceeds the amount of all such expenses and accrued interest, to the payment of principal of the Bonds.

The evaluation of each Bond issuance transaction should be viewed as a single unit. The Company has accounted for the Bonds in accordance with ASC 470, as a single instrument and a portion as a current liability and the balance as a long-term liability. The value of the Bonds is measured by the cash received, or carrying value of obligations forgiven, which approximates its fair value at issuance.

As of December 31, 2013, the fair value of Bonds is RMB 25,970,000. The Bonds are valued using the Cox, Ross and Rubinstein Binomial Model. The valuation involves complex and subjective judgments as well as the Company’s best estimates on the valuation date. The main inputs to this model include underlying value of preferred shares, risk free interest rate, dividend yield, time to expiration etc.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

10.          CONVERTIBLE BONDS (CONTINUED)

The key terms of the Bonds are as follows:

Conversion

Investor has the right, at Investor’s option, at any time prior to payment in full of the principal amount of the Bonds, to convert the outstanding principal amount of the Bonds and all accrued and unpaid interest on the Bonds into fully paid and non-assessable shares of (1) the Preference Shares issued in a qualified financing at the conversion price, if a qualified financing has completed prior to such conversion or (2) the Company’s series A Preferred Stock at a price per share equal to the adjusted conversion price. Qualified Financing is defined as a transaction or series of transactions prior to the Maturity Date pursuant to which the Company issues and sells shares of its Preference Shares for aggregate gross proceeds of at least $10,000,000 (excluding all proceeds from the incurrence of indebtedness that is converted into such Preferred Stock or otherwise cancelled in consideration for the issuance of such Preferred Stock) with the principal purpose of raising capital.  Adjusted Conversion Price is defined as a price per share equal to the lesser of (i) eighty-five percent (85%) of the price per share paid by the other purchasers of the Preference Shares sold in the Qualified Financing and (ii) the price per share of the Company’s Series A Preferred Stock was initially issued.

In accordance with ASC 815-10-15-83, the conversion option does not meet the definition of a derivative. As such, bifurcation of conversion option from the Bonds is not required.

The fair value of the underlying Preferred Shares on the issuance dates for the Bonds is less than the initial Preferred Shares issuance price of $2.08. Under ASC 815, no beneficial conversion feature (“BCF”) exists or should be bifurcated from the Bonds.

On December 6, 2013, UTStarcom extended the maturity date of convertible bonds of phase I and II from December 31, 2013 to December 31, 2015.

As of December 31, 2013, the convertible bonds of phase III and phase IV issued and related interest accrued, in total RMB 125,389,728 is accounted as the value of the convertible bonds in short-term debt. The other convertible bonds and related interest accrued, in total RMB 95,922,346 is accounted for as long-term debt.

On May 30, 2014, UTStarcom HK extended the maturity date of convertible bonds of phase III from May 31, 2014 to December 31, 2015 and phase IV from August 31, 2014 to December 31, 2015.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

11.          MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED SHARES

On October 16, 2010, the Company and UTStarcom Holding Corp. entered into a Series A Preference Shares Purchase Agreement (the “SPA”), pursuant to which the Company issued 9,600,000 Series A Mandatorily Redeemable Preference Shares (or “Series A Preferred Shares”) to UTStarcom Inc. at a price of US$2.08333 per share for a cash consideration of US$20,000,000. The key terms of the Company’s preference shares extracted from the SPA, the Amended and Restated Articles of Association (the “AOA”) and the Amended and Restated Memorandum of Association (the “MOA”) of the Company:

Voting Rights

Each ordinary share has one vote. Each preferred share carries a number of votes equal to the number of ordinary shares into which such preferred share could be converted into. The holders of ordinary share and preferred shares shall vote together and not as separate classes, except as otherwise specifically required by the MOA of the Company.

Dividends

The holders the Series A Preferred Shares shall be entitled to receive cumulative dividends at a rate of 8% of the Original Issue Price, when and if declared by the board of directors of the Company, payable in preference and priority to any declaration or payment of any distribution on ordinary shares of the Company.

After the declared dividends to the Series A Preferred Shares have been paid or set aside, the holders of the Series A Preferred Shares are also entitled to receive dividends on the ordinary shares on an as-converted basis.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

11.    MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED SHARES (CONTINUED)

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, or in a Deemed Winding Up event as defined in the Amended and Restated Memorandum and Articles of Association of the Company such as change of control or sales of substantially all of the Company’s assets, each holder of Series A Preferred Shares shall be paid, prior and in preference to any payment to the holders of the ordinary shares, for the Liquidation Preference Amount, which shall be equal to the Original Issue Price (as adjusted for any recapitalizations, share splits, share dividends and similar transactions) plus all unpaid declared dividends. In the event that the assets available for distribution among the members are insufficient to pay the Preferred Shares’ Liquidation Preference Amount in full, the holders of Series A Preferred Shares shall be paid in proportion to the full Liquidation Preference Amount each such holder would otherwise be entitled to receive. After all of the holders of the Series A Preferred Shares have received their Liquidation Preference Amounts, the balance of all remaining assets available for distribution to members shall be distributed with equal priority and pro rata amongst the holders of ordinary shares and Series A Preferred Shares on an as-converted basis.

Conversion

Each Series A Preferred Share is convertible at any time, at the option of its holder, into a number of ordinary as determined by the quotient of the Original Issue Price and the then-effective conversion price. The initial conversion ratio of Series A Preferred Shares to ordinary shares shall be 1:1, subject to proportional adjustments for splits or combinations of ordinary shares. In the events that the Company declares dividends or makes distributions in the form of ordinary shares or other securities of the Company or issues additional ordinary shares or other securities at a price per share below the then-effective conversion price of the existing Series A Preferred Shares, the conversion price shall be automatically reduced by multiplying a fraction with the numerator being the number of ordinary shares issued and outstanding on a fully-diluted basis immediately prior to such event and the denominator being the total number of ordinary shares or other securities outstanding and issuable upon such event.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

11.    MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED SHARES (CONTINUED)

Accounting for the Series A Preferred Shares

The Series A Preferred Shares are redeemable contingent on the occurrence of a conditional event (i.e. Deemed Winding Up Event). The Series A Preferred Shares are initially recorded at the proceeds allocated based on the relative fair value method.

The holders of Series A Preferred Shares have the ability to convert the instrument into the Company’s ordinary shares. The Company evaluated the embedded conversion option in the Series A Preferred Shares to determine if there were any embedded derivatives requiring bifurcation and to determine if there were any beneficial conversion features.

The conversion options and the mandatorily redemption options of the Series A Preferred Shares do not qualify for bifurcation accounting because the underlying ordinary shares are not publicly traded nor are they readily convertible into cash.

Beneficial conversion features exist when the conversion price of the redeemable convertible preferred shares is lower than the fair value of the ordinary share at the commitment date. Since the redeemable convertible preferred shares are convertible from inception but contains conversion terms that change upon the occurrence of a future event, the contingent beneficial conversion feature is measured at the commitment date but not recognized until the contingency is resolved. The Company determined the estimated fair values of the ordinary and preferred shares with the assistance from an independent appraisal firm.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

12.    ORDINARY SHARES AND SHARE BASED COMPENSATION

The Company was incorporated in May 27, 2010 with 1 ordinary share and a par value of US$ 1. On October 15, 2010, the Company effected a 1 to 10,000 share split and increased the maximum number of authorized ordinary shares to 22,000,000 with a par value of US$ 0.0001. The Company also issued additional 9,990,000 ordinary shares to the shareholder at the aggregate purchase price of US$999 on October 15, 2010. As of December 31, 2013, 10,000,000 ordinary shares were issued and outstanding.

On December 31, 2013, 3,500,000 shares were transferred to management by the existing shareholder. The compensation expense is measured by multiplying the shares granted by the fair value of the ordinary share on December 31, 2013. The financial statements reflect the fair value of RMB 455,612 of the ordinary shares as a debit to compensation expense and as a credit to contribution of capital.

In conjunction of the issuance of Series A Preferred shares, the Board of directors approved the 2010 Global Share Plan (the “Plan”), which provides for the issuance of up to an aggregate of 2,177,778 Ordinary Shares to employees, directors, and consultants of the Company.  As of December 31, 2013, 2,177,778 shares of option with exercise price of US$2.0833 per share granted to employees, directors and consultants were outstanding.  Options granted were exercisable in whole or in part, in accordance with the terms of vesting schedule: 25% of the options shall vest on the Vesting Commencement Date, and 1/48 of the options shall vest each month thereafter over the next three years. The fair value for these options at the date of the grant was immaterial and thus no compensation expense relating to the grants were recorded given their immateriality.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

13.            TAXATION

(a)              Income taxes

British Virgin Islands

The Company is incorporated in the British Virgin Islands and conducts most of its business through its subsidiaries located in the PRC main land, Hong Kong, United States and Thailand. The Company is not subject to taxes in the British Virgin Islands.

PRC

On March 16, 2007, the National People’s Congress of PRC enacted the Enterprise Income Tax Law, under which Foreign Invested Enterprises (“FIEs”) and domestic companies would be subject to enterprise income tax (“EIT”) at a uniform rate of 25%.

Effective from February 22, 2008, the dividends declared out of the profits earned after January 1, 2008 by a FIE to its immediate holding company outside PRC would be subject to withholding taxes at a rate of 10%. A favorable withholding tax rate will be applied if there is a tax treaty arrangement between the PRC and the jurisdiction of the foreign holding company. The Company’s subsidiaries in China are considered FIEs and are wholly owned by iTV Media Inc (HK) Ltd incorporated in Hong Kong. According to the tax treaty between the PRC and Hong Kong, dividends payable to its Hong Kong parent from FIE in the PRC will be subject to a 5% withholding tax rate.

Other Countries

The maximum applicable income tax rates of other countries where the Company’s subsidiaries having significant operations in the year ended December 31, 2013 were as follows:

Year ended
December 31, 2013
Hong Kong	16.5%
United States	43.84%
Thailand	20%

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

13.            TAXATION (CONTINUED)

(a)              Income taxes (continued)

Losses before income tax expense of the Group consisted of:

Year ended
December 31, 2013
PRC	(39,583,664)
Hong Kong	(13,720,049)
United States	(9,713,824)
British Virgin Islands	(10,006,653)
Thailand	(39,611,740)
(112,635,930)

As there were no taxable profits generated in 2013, no current income tax expenses were accrued in 2013.

Income tax expense of the Group comprised of:

Year ended December 31, 2013

Current income tax expense	—
Deferred income tax expense	—
Income tax expense	—

Year ended December 31, 2013
Loss before income taxes	(112,635,930)
Income tax expense computed at Thailand statutory income tax rate of 20%	(22,527,186)
Foreign tax rates differential	(1,813,427)
Non-deductible expenses	1,271,639
Tax losses not recognised	23,068,974
Income tax expense	—

The Thailand statutory income tax rate has been used because the majority of the Group’s revenues arise in Thailand.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

13.            TAXATION (CONTINUED)

(b)           Deferred tax

Deferred tax assets balance as of December 31 2013 mainly includes RMB 50,808,809, which is derived from losses carried forward. A full valuation allowance was provided as the Group are of the opinion there is no future taxable profit to offset the tax losses.

The Group has tax losses arising in Mainland China of RMB 124,162,952 that will expire in one to five years for offsetting against future taxable profit.

Loss expiring in 2014	18,503,605
Loss expiring in 2015	10,466,542
Loss expiring in 2016	24,353,104
Loss expiring in 2017	32,993,758
Loss expiring in 2018	37,845,943
124,162,952

The Group has tax losses arising in Thailand of RMB 45,899,109 that will expire in three to four years for offsetting against future taxable profit.

Loss expiring in 2016	543,482
Loss expiring in 2017	10,164,942
Loss expiring in 2018	35,190,685
45,899,109

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

14.            RELATED PARTY BALANCES AND TRANSACTIONS

The principal related parties with which the Group had transactions during the periods presented are as follows:

Name of Related Parties	Relationship with the Company
iTV Culture & Media (Beijing) Ltd (“iTV Culture”, former known as “CRIStar (Beijing) Culture and Media Co., Ltd.”)	Management controlled by the Group
Beijing Dakangborui Culture & Media Ltd (“Dakangborui”)	Management controlled by the Group
Beijing Xingshibona Culture Broadcasting Ltd (“Xingshibona”)	Management controlled by the Group
Starry Holdings Limited (“Starry”)	Management controlled by the Group
UTStarcom (Thailand) Limited (“UTStarcom Thailand”)	A subsidiary of one shareholder of the Company
UTStarcom Holding Corp. (“UTStarcom Holding”)	The ultimate parent company of one shareholder of the Company
UTStarcom Hong Kong Investment Holding Ltd., (“UTStarcom HK”)	A subsidiary of one shareholder of the Company

The Group had the following significant related party transactions and balances during the year presented:

December 31, 2013
Convertible bonds
UTStarcom HK	221,312,074

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

14.            RELATED PARTY BALANCES AND TRANSACTIONS (CONITNUED)

The Group had the following significant related party transactions and balances during the year presented:

2013

Issue convertible bonds to UTStarcom HK	155,104,500

Property and equipment purchased from UTStarcom HK	23,848,134

Interest accrued for loan UTStarcom HK	434,658

Transfer of loan and interest and account payable to convertible bonds UTStarcom HK	45,041,215

Interest accrued for convertible bonds UTStarcom HK	7,416,245

Prepayment of the loan Starry	637,202

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

15.            COMMITMENTS AND CONTINGENCIES

(a)              Operating lease commitments

The Group leases certain office premises and buildings under non-cancellable operating leases. Rental expense under these leases for the year ended December 31, 2013 was RMB 3,543,834.

As of December 31, 2013, the Group had remaining outstanding commitments in respect to its non-cancellable operating leases as follows:

December 31, 2013

Within one year	3,975,898
2 to 5 years	—
More than 5 years	—
3,975,898

(b)              Contingencies

In July 2013, the Group received a complaint from a former employee who claims that the Group owes him approximately US$900,000 in damages. As the lawsuit was recently filed and has not been adjudicated in the courts, the client is unable to assess whether or not the case is probable, or estimable.

16.            SUBSEQUENT EVENTS

In conjunction with the preparation of these financial statements, an evaluation of subsequent events was performed through June 30, 2014, which is the date the financial statements were issued.

On May 30, 2014, UTStarcom amended the maturity date for: (i) the US$ 15,000,000 convertible bonds from May 31, 2014 to December 31, 2015; and, (ii) the US$ 5,000,000 convertible bonds from August 31, 2014 to December 31, 2015.